NQO-3586



           NONQUALIFIED COMMON STOCK OPTION AGREEMENT


          THIS NONQUALIFIED COMMON STOCK OPTION AGREEMENT, made this 2nd day of November, 1995, between AST RESEARCH, INC., a Delaware corporation (the "Company"), and Ian Diery, President and Chief Executive Officer of the Company (the "Optionee"), is made with reference to the following facts:


                        RECITALS:
                        ---------

     A. Optionee is President and Chief Executive Officer of the Company and the grant of the options provided herein was a necessary and material inducement to Optionee to accept such positions.

     B. The Company desires, by affording the Optionee an opportunity to purchase shares of Common Stock of the Company ("shares"), to provide additional incentives and motivation to Optionee.

     C. Concurrently herewith, Optionee and the Company are entering into a Severance Compensation Agreement dated November 2, 1995 (the "Severance Compensation Agreement").

          NOW, THEREFORE, IN CONSIDERATION of the mutual covenants hereinafter set forth, and for good and valuable consideration, the parties do hereby agree as follows:

     1.   Grant of Option.
          ----------------
          The Company hereby irrevocably grants to the Optionee the right and option (the "Option") to purchase all or any part of an aggregate of 700,000 shares (subject to adjustment as provided in Paragraph 8 hereof) on the terms and conditions herein set forth. The Option is not an "incentive option" within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code").

     2.   Purchase Price.
          ---------------
          The purchase price of the shares covered by the Option is $9.375 per share, which is not less than the Fair Market Value of the shares as of the date hereof, as determined pursuant to Paragraph 12.

     3.   Term of Option, Exercisability.
          -------------------------------
          The Option shall commence on the date hereof and all rights to purchase shares hereunder shall cease at 11:59 p.m. on the day before the tenth
(10th) anniversary of the date hereof, subject to earlier termination as provided herein. Except as may otherwise be provided in this Agreement, options granted hereunder may be cumulative and exercised as follows:

               Commencing On:           Optionee May Purchase:

               November 2, 1996                   87,500
               November 2, 1997                   87,500
               November 2, 1998                   87,500
               November 2, 1999                   87,500
               November 2, 2000                   87,500
               November 2, 2001                   87,500
               November 2, 2002                   87,500
               November 2, 2003                   87,500

     Notwithstanding the foregoing:

                    (a) In the event (i) the Fair Market Value of the Common Stock equals or exceeds $21.00 per share and (ii) for the period of three (3) months thereafter, the average Fair Market Value of the Common Stock exceeds $21.00 per share, Optionee may exercise, at any time commencing at the end of such three (3) month period, this Option to purchase up to 233,333 shares of Common Stock, inclusive of any shares which are purchasable due to the passage of time as set forth above.

                    (b) In the event (i) the Fair Market Value of the Common Stock equals or exceeds $30.00 per share and (ii) for the period of three (3) months thereafter, the average Fair Market Value of the Common Stock exceeds $30.00 per share, Optionee may exercise, at any time commencing at the end of such three (3) month period, this Option to purchase up to 466,667 shares of Common Stock, inclusive of any shares which are purchasable due to the passage of time as set forth above and the 233,333 shares set forth in subparagraph 3(a) above.

                    (c) In the event (i) the Fair Market Value of the Common Stock equals or exceeds $40.00 per share and (ii) for the period of three (3) months thereafter, the average Fair Market Value of the Common Stock exceeds $40.00 per share, Optionee may exercise, at any time commencing at the end of such three (3) month period, this Option to purchase up to 700,000 shares of Common Stock.

          For purposes hereof, the $21.00, $30.00 and $40.00 per share prices are referred to as the "Trigger Prices" and shall be subject to adjustment as set forth in Paragraph 8 hereof.

          Notwithstanding Section 4(b) of the Severance Compensation Agreement, the exercisability of the Option shall not be accelerated pursuant to the Severance Compensation Agreement.

          Except as provided in Paragraph 5 hereof, the Option may not be exercised unless the Optionee shall have been continuously, from the date hereof to the date of the exercise of the Option, an employee of the Company, its parent, if any, or of one or more of its subsidiaries or a corporation or a parent or subsidiary of a corporation issuing or assuming an option to which
Section 425(a) of the Code applies.

     4.   Nontransferability.
          -------------------
          The Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the Option may be exercised, during the lifetime of the Optionee, only by Optionee. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided in Paragraph 6 hereof), pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

     5.   Termination of Employment.
          --------------------------
          In the event that the Optionee ceases to be employed by the Company, or a parent or subsidiary of the Company, or a corporation or a parent or subsidiary of a corporation issuing or assuming an option to which Section 425(a) of the Code applies, the Option shall terminate; provided, however, that if such cessation of employment is other than by reason of death, Disability (as defined in Paragraph 12), termination for Cause (as defined in Section 3(d) of the Severance Compensation Agreement) or Retirement (as defined in Paragraph
12), the Optionee shall have the right to exercise the Option at any time within three (3) months after such cessation, but in no event later than the date of expiration of the option period, but the number of shares purchasable upon such exercise shall not exceed the number which would have been purchasable if the Optionee had exercised the Option on the date of such cessation. If the Optionee ceases to be so employed as a result of death or Disability, a twelve
(12) month period shall be substituted for the three (3) month period. If the Optionee ceases to be so employed as a result of Retirement, a three (3) year period shall be substituted for the three (3) month period. In addition, under certain circumstances set forth in the Severance Compensation Agreement, a six
(6) month period shall be substituted for the three (3) month period. If the Optionee ceases to be so employed as a result of termination for Cause the Option shall terminate immediately.

     6.   Other Expirations.
          ------------------
          In addition to any other event causing an expiration or termination of the Option, the Option shall expire and all rights to purchase shares shall cease (to the extent not theretofore terminated or expired as herein provided) upon the effective date of the dissolution or liquidation of the Company or upon a merger, consolidation, acquisition of property or shares, separation or reorganization of the Company with one or more entities, corporate or otherwise, as a result of which the Company is not the surviving entity, or of a sale of substantially all of the property or shares of the Company to another entity, corporate or otherwise; provided, however, that the Company may, in its discretion, and immediately prior to any such transaction, cause a new option to be substituted for the Option or cause the Option to be assumed by an employer entity or a parent or subsidiary of such entity; and such new option shall apply to all shares issued in addition to or substitution, replacement or modification of the shares theretofore covered by the Option; provided that:

          (1) the excess of the aggregate fair market value of the shares subject to the option immediately after the substitution or assumption over the aggregate option price of such shares shall not be more than the excess of the aggregate fair market value of all shares subject to the option immediately before such substitution or assumption over the aggregate option price of such shares; and

          (2) the new option or the assumption of the existing option shall not give the Optionee additional benefits which Optionee did not have under the old option or prior to such assumption; and

          (3) an appropriate adjustment of the original option price shall be made among original shares subject to the option and any additional shares or shares issued in substitution, replacement or modification thereof.

If no provision is made for the continuance and the assumption of the Option, or the substitution for the Option of new options as hereinabove provided, then the Company shall cause written notice to be given to the Optionee of the proposed transaction not less than thirty (30) days prior to the anticipated effective date thereof, and the Optionee shall have the right to exercise the Option, to the extent then exercisable, at any time prior to the effective date of the proposed transaction.

     7.   Intentionally Omitted.
          ----------------------

     8.   Adjustments.
          ------------
          The number and class of shares subject to the Option, and the purchase price per share (but not the total purchase price), and the minimum number of shares as to which the Option may be exercised at any one time, shall all be proportionately adjusted in the event of any change or increase or decrease in the number of issued shares of Common Stock in the Company, without receipt of consideration by the Company, which result from a split-up or consolidation of shares, payment of a share dividend (in excess of two percent (2%)), a recapitalization, combination of shares or other like capital adjustment, so that, upon exercise of the Option, the Optionee shall receive the number and class of shares Optionee would have received had Optionee been the holder of the number of shares of Common Stock in the Company, for which the Option is being exercised, on the date of such change or increase or decrease in the number of issued shares of Common Stock in the Company. Subject to any required action by its stockholders if the Company shall be a surviving entity in any reorganization, merger or consolidation, the Option shall be proportionately adjusted so as to apply to the securities to which the holder of the number of shares of Common Stock in the Company subject to the Option would have been entitled.

          Trigger Prices shall also be proportionately adjusted in the event of any change or increase or decrease in the number of issued shares of Common Stock in the Company, without receipt or consideration by the Company, which results from a split-up or consolidation of shares, payment of a share dividend (in excess of two percent (2%)), recapitalization, combination of shares for other like capital adjustment, in accordance with the following formula:

     Adjusted Trigger Price =

            Then Existing Trigger Price x Number of Issued Shares Prior to Event
            --------------------------------------------------------------------
                         Number of  Issued Shares After Event

Adjustments under this paragraph shall be made by the Board of Directors or a committee thereof whose determination with respect thereto shall be final and conclusive. No fractional shares shall be issued under the Option or upon any such adjustment.

     9.   Payment and Method of Exercising Option.
          ----------------------------------------
          Subject to the terms and conditions of this Option Agreement, the Option may be exercised by written notice to the Company, at its principal office in the State of California, which presently is located at 16215 Alton Parkway, Irvine, California 92718. Such notice shall state the election to exercise the Option and the number of shares in respect of which it is being exercised and shall be signed by the person or persons so exercising the Option. The purchase price of the shares as to which the Option is exercised shall be paid in full at the time of exercise (i) in cash, (ii) subject to any legal restrictions on the acquisition or purchase of such shares by the Company and with the prior written consent and approval of the Company, by the delivery of shares of Common Stock of the Company which shall be deemed to have a value to the Company equal to the aggregate Fair Market Value of such shares, or with such consent and approval, any combination of (i) or (ii) above. Any shares of Common Stock of the Company delivered to the Company in payment of the purchase price must have been held by Optionee for at least six months. In addition, with the prior written consent and approval of the Company, the purchase price of the shares may be made by delivery of a properly executed notice together with irrevocable instructions to a broker to sell the shares issued on exercise of the Option and to promptly deliver to the Company the amount of the sale proceeds to pay the purchase price. The notice of exercise shall be accompanied by payment in the form specified above, in an amount equal to, in the aggregate, the full purchase price of such shares, and the Company shall deliver a certificate or certificates representing the shares subject to such exercise as soon as practicable after the notice shall be received. The certificate or certificates for the shares as to which the Option shall have been so exercised shall be registered in the name of the person or persons so exercising the Option and shall be delivered as provided above to or upon the written order of the person or persons exercising the Option. In the event the Option shall be exercised by any person or persons other than the Optionee in accordance with the terms hereof, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option. All shares purchased upon the exercise of the Option shall be fully paid and nonassessable. The holder of this Option shall not be entitled to the privileges of share ownership as to any shares of Common Stock not actually issued and delivered to Optionee.

     10.  Tax Withholding.
          ----------------
          The Company shall have the power to withhold, or require Optionee to remit to the Company, an amount sufficient to satisfy Federal, state, and local withholding tax requirements with respect to the exercise of the Option. To the extent permissible under applicable tax, securities, and other laws, the Company may, in its sole discretion, permit Optionee to satisfy an obligation to pay any tax to any governmental entity in respect of such exercise, up to an amount determined on the basis of the highest marginal tax rate applicable to Optionee, in whole or in part, by (i) directing the Company to apply shares of Common Stock to which the Optionee is entitled as a result of the exercise of the Option, or (ii) delivering to the Company shares of Common Stock owned by the Optionee. Such shares shall be valued for such tax purposes at the Fair Market Value on the date of exercise.

     11.  No Agreement to Employ.
          -----------------------
          Nothing in this Agreement shall be construed to constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company to employ or retain Optionee for any specific period of time.

     12.  Definitions.
          ------------
          Whenever used herein, the following terms shall have the respective meanings set forth below:

                    (a) "Disability" means, as defined by Section 22(e)(3) of the Code, an Optionee's permanent and total disability if he is unable to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. If necessary to maintain beneficial tax treatment, such definition may be modified to conform to any amendment of "Disability" under the Code.

                    (b) "Employee" means a regular employee (including directors who are also employees) of the Company, its parent or its subsidiaries, or any branch or division thereof.

                    (c) "Fair Market Value" means the closing price as reported by the principal stock exchange on which the Common Stock is then listed or, if not so listed, as reported on the NASDAQ National Market, on a particular date (or, if no closing sale price is reported, the average of the bid and ask prices on such date).
               In the event that there are no closing sale (or bid and ask) prices reported on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Common Stock transactions, however, if there is not an active public trading market for the Common Stock, the Fair Market Value shall be determined in good faith by the Board of Directors.

                    (d) "Retirement" means termination of employment for reasons other than death after an Optionee attains age 65, or has attained age 55 with five years of service to the Company.

     13.  General.
          --------
          The Company shall at all times during the term of the Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Option Agreement, shall pay all original issue and transfer taxes with respect to the issue and transfer of shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations, which, in the opinion of counsel for the Company, shall be applicable thereto.

     14.  Coordination with Severance Compensation Agreement.
          ---------------------------------------------------
          Unless specifically addressed herein, in the event of any conflict between the terms hereof and the terms of the Severance Compensation Agreement, the terms of the agreement which provides greater benefit to Optionee will control.

     15.  Requirements of Law and Governing Law.
          --------------------------------------
          The issuance of shares of Stock upon the exercise of the Option shall be subject to all applicable laws, rules and regulations, and to such approvals by the governmental agency or national securities exchange as may be required

          This Option shall be construed in accordance with, and governed by, the laws of the State of Delaware.

          IN WITNESS WHEREOF, the Company has caused this Option Agreement to be duly executed by its officers thereunto duly authorized, and the Optionee has hereunto set his or her hand, all as of the day and year first above written.

                                   AST RESEARCH, INC.


                                   By:   Dennis Liebel
                                         "Company"


                                         Ian Diery
                                         "Optionee"